AGROFRESH SOLUTIONS, INC.

CHANGE IN CONTROL EXECUTIVE SEVERANCE AGREEMENT

    This CHANGE IN CONTROL EXECUTIVE SEVERANCE AGREEMENT (this “Agreement”), dated as of April 12, 2021, is entered into between AgroFresh Solutions, Inc., a Delaware corporation (“AgroFresh” or the “Company”), and Clinton Lewis (the “Executive”).

The Company intends to employ the Executive as its Chief Executive Officer, commencing on April 12, 2021 (the “Effective Date”), pursuant to an employment agreement between the Company and the Executive of even date herewith (as may be amended, modified and/or restated from time to time, the “Employment Agreement”). The Company may from time to time consider the possibility of an acquisition by another company or other change of control. The Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) recognizes that the risk of such events occurring can be a distraction to Executive and can cause Executive to consider alternative employment opportunities. The Committee has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility that such events may occur, by entering into this Agreement to provide the Executive with certain severance benefits in certain instances upon Executive’s termination of employment in connection with a Change in Control (as defined herein).

    NOW, THEREFORE, in consideration of the foregoing and the respective covenants of the parties contained herein, it is agreed as follows:

    1.    Term. This Agreement will have an initial term of three (3) years commencing on the Effective Date (the “Initial Term”). On the third anniversary of the Effective Date, this Agreement will renew automatically for additional one (1) year terms (each, an “Additional Term”) unless either party provides the other party with written notice of non-renewal at least sixty (60) days prior to the date of automatic renewal. Notwithstanding the foregoing sentence, if a Change of Control occurs at any time during either the Initial Term or an Additional Term, the term of this Agreement will extend automatically through the date that is twenty-four (24) months following the effective date of the Change of Control. If Executive becomes entitled to benefits under Section 3 during the term of this Agreement, the Agreement will not terminate until all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

    2.    Definitions. For purposes of the Agreement, the following terms shall have their respective meanings set forth below:

(a)“Cause” shall have the meaning given to such term in any employment agreement or offer letter between the Executive and the Company and in effect as of the date of termination of the Executive’s employment with the Company or, in the absence thereof, shall mean any of the following: (i) the Executive’s willfully engaging in conduct which is materially injurious to the Company, monetarily or otherwise, (ii) the Executive’s conviction of, or plea of “guilty” or “no contest” to, an act of fraud, misappropriation or embezzlement or a felony under the laws of the United States or any state thereof, (iii) the Executive’s gross negligence, bad faith or willful misconduct in the performance of duties to the Company or (iv) the Executive’s refusal or failure to perform duties of employment as reasonably determined by the Board.

(b)“Change in Control” shall mean any of the following types of transactions: (i) the acquisition by any individual, entity or group of entities or individuals of 50% or more of the outstanding shares of the Company’s voting stock within any twelve (12) consecutive month period, (ii) a merger or consolidation in which the Company is a party, or (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company and its subsidiaries (any event described in clause (ii) or (iii), a “Transaction”), wherein the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the Company or the successor entity, or, in the case of a Transaction described in clause (iii), the corporation or other entity to which the assets of the Company were transferred, as the case may be. Notwithstanding the foregoing, in no event shall a Change in Control be deemed to occur for purposes of this Agreement with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Code Section 409A (as defined below) unless such Change in Control shall also be deemed a change of control, a change of ownership and/or a change of effective control under Code Section 409A.
(c)“Code” shall mean the Internal Revenue Code of 1986, as amended.
(d)“Covered Termination” shall mean any of (i) an involuntary termination of the Executive’s employment by the Company other than for Cause, (ii) the Executive’s voluntary termination of employment with the Company for Good Reason or (iii) termination of the Executive’s employment as a result of death or Disability.
(e)“Disability” shall have the meaning given to such term in any employment agreement or offer letter between the Executive and the Company and in effect as of the date of termination of the Executive’s employment with the Company.
(f)“Good Reason” shall have the meaning given to such term in any employment agreement or offer letter between the Executive and the Company and in effect as of the date of termination of the Executive’s employment with the Company or, in the absence thereof, shall mean (i) a material reduction in the Executive’s cash base compensation or cash bonus opportunity, other than in the case of a reduction that applies to all similarly-situated employees of the Company, or (ii) a change in the geographic location at which the Executive must perform services for the Company of at least fifty (50) miles.

    3.    Severance Benefits Upon Termination in Connection with a Change in Control.

(a)    If, during the term of this Agreement, a Covered Termination occurs within the period commencing sixty (60) days prior to a Change in Control and ending twenty-four (24) months following a Change in Control (the “Change in Control Severance Period”), and the Executive executes and does not revoke a Release as described in Section 4 below, and provided that such Release becomes effective and irrevocable no later than sixty (60) days following Executive’s termination date (such deadline, the “Release Deadline”), then the Executive shall be entitled to the following severance benefits:

            (i)    Payment of any earned and unpaid base salary through the date of termination, reimbursement for any unreimbursed business expenses incurred through the date of termination, any accrued but unused vacation time, to the extent payable in accordance with Company policies and applicable law, and all other accrued and vested payments, benefits or fringe benefits to which the Executive shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant (collectively, the “Accrued Benefits”);

            (ii)    Payment of an amount equal to two and one-half (2.5) times the sum of (A) twelve (12) months of Executive’s annual base salary as in effect immediately prior to Executive’s termination date or, if greater, at the level in effect immediately prior to the Change of Control, and (B) the target bonus amount payable to the Executive under the Company’s annual performance bonus program for the fiscal year of the Company in which the date of termination occurs (the “Annual Bonus Target”);

            (iii)    a pro rata portion of the Annual Bonus Target for the remainder of the fiscal year in which the Executive was terminated calculated by taking the product of (a) the Annual Bonus Target in effect at the time of termination multiplied by (b) a fraction, the numerator of which is the number of days during which Executive was employed by the Company in the fiscal year of his termination and the denominator of which is 365, payable as a lump sum on the sixtieth (60th) day following the date on which the Employment Term and Executive’s employment hereunder terminated; and

            (iv)    subject to (A) the Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and (B) the Executive’s continued co-payment of premiums at the same level and cost to the Executive as if the Executive were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers the Executive (and the Executive’s eligible dependents) for a period of eighteen months following the date of termination; provided, however, that the Executive is eligible and remains eligible for COBRA coverage; and further provided, that in the event that the Executive obtains other employment that offers group health benefits, such continuation of coverage by the Company under this Section 3(a) shall immediately cease upon obtaining such benefits. Notwithstanding the foregoing, the Company shall not be obligated to provide the continuation coverage contemplated by this Section 3(a) if it would result in the imposition of excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable).

(b)    Subject to the provisions of Sections 4 and 5(b), (i) the Company will pay any amount payable pursuant to Section 3(a)(ii) and Section 3(a)(iii) in a lump-sum payment payable on the first payroll date that occurs on or after the sixtieth (60th) day following the Executive’s termination date, and (ii) the Executive will receive the benefits set forth in Section 3(a)(iv) beginning with the first payroll date that occurs on or after the sixtieth (60th) day following the Executive’s termination date. If the Executive should die before all of the severance amounts hereunder have been paid, such unpaid amounts will be paid promptly following such event to the Executive’s designated beneficiary, if living, or otherwise to the personal representative of the Executive’s estate.

(c)    In the event of a termination of the Executive’s employment as set forth in Section 3(a), the provisions of this Agreement are intended to be and are exclusive and in lieu of any other rights or remedies to which the Executive or the Company otherwise may be entitled, whether at law, tort or contract, in equity, or under this Agreement (other than the payment of Accrued Benefits), including, without limitation, the Employment Agreement. The Executive will be entitled to no benefits, compensation or other payments or rights upon a termination of employment during the Change in Control Severance Period other than those benefits expressly set forth in this Section 3. For purposes of clarity, in the event a termination of Executive’s employment as set forth in Section 3(a) occurs during the period within sixty (60) prior to a Change in Control, any severance payments and benefits to be provided to the Executive under this Agreement will be reduced by any amounts that already were provided to Executive under any other agreement between the Company and the Executive, including, without limitation, the Employment Agreement. Notwithstanding the foregoing or anything to the contrary herein, nothing contained in this Agreement shall modify or otherwise affect any provision in any equity award agreement between the Company and the Executive providing for acceleration of vesting of all or any part of such award upon, or otherwise in connection with, a Change in Control.

    4.    Release. As a condition to the Executive’s receipt of any benefits described in Section 3 (other than the Accrued Benefits), the Executive will be required to execute and deliver to the Company a release of all claims arising out of the Executive’s employment with the Company or the termination thereof, in a form reasonably acceptable to the Company (the “Release”) within sixty (60) days following the Executive’s termination date, and not revoke such Release within any period permitted under applicable law. Such Release shall specifically relate to all of the Executive’s rights and claims in existence at the time of such execution (excluding any rights that may not be released under applicable law), and shall exclude any continuing obligations the Company may have to the Executive following the date of termination under this Agreement or any other agreement providing for obligations to survive the Executive’s termination of employment. For clarity, if the Release does not become effective and irrevocable by the Release Deadline, the Executive will forfeit any rights to severance or benefits under this Agreement (other than the Accrued Benefits), and in no event will severance payments or benefits be paid or provided until the Release becomes effective and irrevocable.

    5.    Taxes.

(a)Withholding. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
(b)Section 409A.
(i)    The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Code Section 409A. The Company does not make any representation to the Executive that the payments or benefits provided under this Agreement are exempt from, or satisfy, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless the Executive or any beneficiary of the Executive for any tax, additional tax, interest or penalties under Section 409A.
(ii)    A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 5(b)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(iii)    To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
(iv)    For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.
(v)    Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment or benefit under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.
(c)Excise Tax.
(i)    In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 5(c), would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s benefits under Section 3 will be either delivered in full, or delivered as to such lesser extent which would result in no portion of such benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (i) reduction of cash payments in reverse chronological order (that is, the cash payment owed on the latest date following the occurrence of the event triggering the excise tax will be the first cash payment to be reduced); (ii) cancellation of equity awards that were granted “contingent on a change in ownership or control” within the meaning of Section

280G of the Code in the reverse order of date of grant of the awards (that is, the most recently granted equity awards will be cancelled first); (iii) reduction of the accelerated vesting of equity awards in the reverse order of date of grant of the awards (that is, the vesting of the most recently granted equity awards will be cancelled first); and (iv) reduction of employee benefits in reverse chronological order (that is, the benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first benefit to be reduced). In no event shall Executive have any discretion with respect to the ordering of payment reductions. Executive will be solely responsible for the payment of all personal tax liability that is incurred as a result of the payments and benefits received under this Agreement, and Executive will not be reimbursed, indemnified, or held harmless by the Company for any of those payments of personal tax liability.
(ii)    Unless the Company and Executive otherwise agree in writing, any determination required under this Section 5(c) will be made in writing by nationally recognized accounting or valuation firm selected by the Company (provided that such firm is not then and has not within the then-preceding 12-month period provided services to the Company or any of its subsidiaries) or such other person or entity to which the parties mutually agree (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 5(c), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear the costs and make all payments for the Accountants’ services in connection with any calculations contemplated by this Section. The Company will have no liability to Executive for the determinations of the Accountants.
    6.    Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 6 or which becomes bound by the terms of this Agreement by operation of law. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

    7.    Non-Exclusivity of Rights. Other than as provided in Section 3(c), nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefits, bonus, incentive or other plan or program provided by the Company (except for any severance or termination policies, plans, programs or practices applicable to other salaried employees) and for which the Executive may qualify, nor shall anything herein limit or reduce such rights as the Executive may have under any other agreements with the Company. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

    8.    No Implied Employment Rights. Nothing in this Agreement shall alter the Executive’s status as an “at will” employee of the Company or be construed to imply that the Executive’s employment is guaranteed for any period of time, except as otherwise agreed in a written agreement signed by a duly authorized officer of the Company.

    9.    Affirmation of Continuing Duties. In accordance with Executive’s existing and continuing obligations, Executive agrees to abide by and acknowledges the enforceability of certain covenants under the Employment Agreement, including Sections 7, 8, 10 and 11(j) of the Employment Agreement.

    10.    Miscellaneous.

(a)Amendment; Waiver. No provision of this Agreement may be modified, waived or discharged, unless such a waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter hereof has been made by either party which are not expressly set forth in this Agreement.

(b)Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to the conflict of law principles thereof.

(c)Arbitration. Any dispute or controversy arising under or in connection with the subject matter, the interpretation, the application, or alleged breach of this Agreement shall be resolved by binding arbitration in the City of Philadelphia, in accordance with the American Arbitration Association (the “AAA”) rules. The parties shall appoint one (1) arbitrator in accordance with the AAA rules, which arbitrator shall have full authority to render a final, non-appealable decision with respect to any matters in dispute. The invalidity or unenforceability of any provision of this covenant to arbitrate shall not affect the validity or enforceability of the parties’ obligation to submit any disputed matters to binding arbitration or to be otherwise bound by the other provisions of this covenant to arbitrate. Regarding permitted discovery, the arbitrator shall only require the parties to disclose documents that they intend to rely on in presentation of their case at the hearing, and no other document production or e-discovery shall be required. Any party shall be entitled to conduct up to two (2) depositions, plus any expert who will testify in the proceedings. No demand for arbitration may be made after the date when the institution of legal or equitable proceedings based on such claim or dispute would be barred by the applicable statute of limitation. The arbitrator is not authorized to award punitive or other similar damages not measured by the prevailing party’s actual damages. Each party shall bear its own costs, fees and expenses of arbitration. The arbitration proceedings and arbitration award shall be maintained by the parties as strictly confidential, except as is otherwise required by court order or as is necessary to confirm, vacate or enforce the award and for disclosure in confidence to the parties’ respective attorneys, tax advisors, employees and agents, each of whom have a need to know of such proceedings. A party may apply to the arbitrator seeking injunctive relief until an arbitration award is rendered or the dispute is otherwise resolved. A party also may, without waiving any other remedy, seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that party pending the arbitrator’s appointment or decision on the merits of the dispute. Within sixty (60) days following the appointment of the arbitrator, the parties shall complete all discovery. Within ninety (90) days following the appointment of the arbitrator, the arbitrator shall render the final, binding ruling. Notwithstanding the foregoing, either party may bring an action in court to compel arbitration under this Agreement, to enforce an arbitration award, or to seek injunctive relief. THE PARTIES HEREBY WAIVE ANY RIGHT TO JURY TRIAL AS TO ARBITRABLE CLAIMS.

(d)Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

(e)Entire Agreement. The parties agree that the terms of this Agreement are intended to be the final expression of their agreement with respect to the subject matter of this Agreement and may not be contradicted by evidence of any prior or contemporaneous agreement, except to the extent that the provisions of any such agreement have been expressly referred to in this Agreement as having continued effect.

(f)Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

(g)Protected Activity. Nothing in this Agreement is intended to limit Executive’s rights to discuss the terms, wages, and working conditions of his employment, nor to deny him the right to disclose information pertaining to sexual harassment or any unlawful or potentially unlawful conduct, as protected by applicable law. Nothing in this Agreement limits or prohibits Executive from filing and/or pursuing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration and the National Labor Relations Board (“Government Agencies”), including disclosing documents or other information as permitted by law, without giving notice to, or receiving authorization from, the Company. Notwithstanding, in making any such disclosures or communications, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute the Company’s confidential information to any parties other than the Government Agencies. Executive further understands that Executive is not permitted to disclose the Company’s attorney-client privileged communications or attorney work product.

    IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year first above written.

    AGROFRESH SOLUTIONS, INC.

    By: /s/ Nance K. Dicciani
    Name:    Nance K. Dicciani
    Title:    Non-Exec Chair
        April 12, 2021

Executive:
    /s/ Clinton Lewis, Jr.
    Clinton Lewis, Jr.
    April 9, 2021
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